Subsidiaries

of the Registrant (6)

The following is a list of the Company's consolidated subsidiaries as of December 31, 2006:

Subsidiary	State or Country of Organization	Percent of Voting Securities Owned

The Beard Company (1)	Oklahoma	Registrant
Advanced Internet Technologies, L.L.C. (2)	Oklahoma	71%
Beard Environmental Engineering, L.L.C. (3)	Oklahoma	100%
Beard Oil Company	Delaware	100%
Beard Sino-American Resources Co., Inc.	Oklahoma	100%
Beard Technologies, Inc. (4)	Oklahoma	100%
BEE/7HBF, LLC (5)	Oklahoma	50%
Beijing Beard Sino-American Bio-Tech Engineering Co., Ltd.	China	100%
starpay. com, l.l.c.	Oklahoma	71%
Xianghe BH Fertilizer Co., Ltd.	China	50%

(1)	The consolidated financial statements of the Company include accounts of Registrant and the subsidiaries controlled by the Registrant.
(2)	Owns 100% of starpay. com, l.l.c.
(3)	Owns 100% of Beijing Beard Sino-American Bio-Tech Engineering Co., Ltd. and Beard Sino-American Resources Co., Inc. and 50% of BEE/7HBF, LLC.
(4)	Owns 100% of Beard Pinnacle, LLC.
(5)	Owns 100% of Xianghe BH Fertilizer Co., Ltd.
(6)

Excludes those subsidiaries treated as equity investments, and those subsidiaries which, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of the end of the year covered by this report.